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                                                                    Exhibit 99.1
[Logo of Vencor, Inc. appears here]



CONTACT: Richard A. Lechleiter
         Vice President of Finance, Corporate
         Controller and Treasurer
         (502) 596-7734


         MEDIA INQUIRIES
         Susan E. Moss
         Vice President of Corporate Communications
         (502) 596-7296



FOR IMMEDIATE RELEASE
---------------------


                   VENCOR ANNOUNCES APPOINTMENT OF PRESIDENT
                         AND CHIEF OPERATING OFFICER;
                 CHIEF OPERATING OFFICER MICHAEL BARR RESIGNS


Louisville, Ky. (Sept. 25, 1998) - Vencor, Inc. (NYSE: VC) today announced the appointment of Edward L. Kuntz as President and Chief Operating Officer of Vencor and the simultaneous resignation of Chief Operating Officer and co-founder Michael Barr. Kuntz also will become a member of the board of directors. Barr will continue to work with Vencor as a consultant on hospital operations reporting directly to Chairman and Chief Executive Officer W. Bruce Lunsford.

     Kuntz has 20 years of experience in the field of long-term healthcare and most recently served as a consultant to various healthcare service companies. From 1992-1997, Kuntz served as Chairman and Chief Executive Officer of Living Centers of America, a long-term healthcare company. During his five years as CEO at Living Centers of America, Kuntz increased revenues from $350 million to $1.2 billion.

     Kuntz also served as Executive Vice President at ARA Living Centers, the predecessor to Living Centers of America, from 1985 until 1991. An attorney by training, Kuntz began his career in private practice in 1970 and joined ARA as Associate General Counsel in 1978.

     Barr was responsible for the original concept behind Vencor's long-term acute care hospitals and has been with the Company since it was founded 14 years ago. His belief that ventilator-dependent patients could receive better treatment in a specialized hospital environment revolutionized the industry. Today, Vencor is a leader in pulmonary and respiratory care in the United States and operates 61 long-term acute care hospitals.

     Barr made the decision to resign several months ago but waited until a successor could be identified. Lunsford states, "Mike has helped build Vencor from its infancy. He has been the clinical backbone of our hospital operations and we will miss him."
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     Lunsford continues, "We are excited that Eddie is joining our team.  He is the right choice as President and COO and is uniquely qualified to step right into the role. Eddie's proven expertise and lengthy experience as a leader in long-term healthcare will serve to strengthen Vencor's leadership position in the long-term healthcare industry."

     Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 46 states.